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                  ARONEX PHARMACEUTICALS, INC. AND SUBSIDIARIES


                                                                    EXHIBIT 11.1

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

The following reflects the information used in calculating the number of shares in the computation of net loss per share for each of the periods set forth in the Statements of Operations.

                                                                                            AVERAGE                     LOSS
                                                          DAYS                               SHARES                     PER
                                        SHARES         OUTSTANDING   SHARES X  DAYS       OUTSTANDING       LOSS       SHARE
      QUARTER ENDED MARCH 31, 1998:
                                        15,459,166         11           170,050,826
                                        15,460,684         71         1,097,708,564
                                        15,465,729          1            15,465,729
                                        15,467,281          7           108,270,967
                                                           90         1,391,496,086   /90  15,461,068     (4,911,000)   (0.32)


      QUARTER ENDED MARCH 31, 1999:     16,379,309          3            49,137,927
                                        16,415,664         50           820,783,200
                                        22,415,664         14           313,819,296
                                        22,463,211         21           471,727,431
                                        22,474,987          1            22,474,987
                                        22,494,671          1            22,494,671
                                                           90         1,700,437,512   /90  18,893,750     (3,175,000)   (0.17)